As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phillips 66

(Exact name of registrant as specified in its charter)

Delaware	45-3779385
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard Houston, Texas 77042	77042
(Address of Principal Executive Offices)	(Zip Code)

Phillips 66 Savings Plan

Phillips 66 U.K. Share Incentive Plan

(Full title of the plans)

Vanessa Allen Sutherland

Executive Vice President, Government Affairs, General Counsel and Corporate Secretary

Phillips 66

2331 CityWest Boulevard

Houston, Texas 77042

(832) 765-3010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Phillips 66 (the “Registrant”) for the purpose of registering an additional 12,500,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) issuable pursuant to the Phillips 66 Savings Plan (the “Savings Plan”), an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan, and an additional 500,000 shares of Common Stock issuable pursuant to the Phillips 66 U.K. Share Incentive Plan (the “U.K. Plan” and together with the Savings Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted under Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Securities and Exchange Commission (“SEC”) allow the Registrant to incorporate by reference information into this Registration Statement. The following documents previously filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025 filed with the SEC on April 25, 2025, July 28, 2025, and October 29, 2025, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 7, 2025, February 18, 2025, February 19, 2025, April 1, 2025, May 15, 2025, May 21, 2025, May 28, 2025, August 6, 2025, September 9, 2025, September 18, 2025, and September 30, 2025; and

(e)	The description of the Registrant’s Common Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 21, 2020 (which updates and supersedes the description in the Registrant’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights that may be granted by The Certificate of Incorporation or the Registrant’s Amended and Restated By-Laws (the “By-Laws”), a vote of stockholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

The Certificate of Incorporation and By-Laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, or by reason of the fact that the Registrant’s director or officer is or was serving, at the Registrant’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant. The Registrant will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Registrant’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

We maintain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if the Registrant is unable (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Number	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Phillips 66	8-K	3.1	05/01/2012

4.3	Amended and Restated By-Laws of Phillips 66	8-K	3.1	12/09/2022

4.3	Description of Phillips 66’s Securities	10-K	4.1	02/21/2020

4.4	Phillips 66 Savings Plan, as amended and restated January 1, 2024				X

4.5	Phillips 66 U.K. Share Incentive Plan	S-8	4.2	05/13/2013

5.1	Opinion of Gibson, Dunn & Crutcher LLP				X

5.2	Internal Revenue Service determination letter, dated April 28, 2015, relating to the Savings Plan				X

23.1	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1)				X

23.2	Consent of Ernst & Young LLP				X

23.3	Consent of Deloitte & Touche LLP				X

24.1	Power of Attorney (included on the signature page to this Registration Statement)				X

107.1	Filing Fee Table				X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 18, 2025.

Phillips 66

By:	/s/ Kevin J. Mitchell
Kevin J. Mitchell
Executive Vice President and Chief
Financial Officer

The Savings Plan. Pursuant to the requirements of the Securities Act, the trustee (or other person who administers the Savings Plan) has duly caused this Registration Statement to be on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 18, 2025.

Phillips 66 Savings Plan

By:	/s/ Derek A. Butts
Derek A. Butts
Vice President, Total Rewards

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Kevin J. Mitchell, Vanessa Allen Sutherland and Dean A. Brazier, Jr., and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Mark Lashier Mark Lashier	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	December 18, 2025

/s/ Kevin J. Mitchell Kevin J. Mitchell	Executive Vice President and Chief Financial Officer (principal financial officer)	December 18, 2025

/s/ Ann M. Kluppel Ann M. Kluppel	Vice President and Controller (principal accounting officer)	December 18, 2025

/s/ Julie L. Bushman	Director	December 18, 2025
Julie L. Bushman

/s/ Sigmund L. Cornelius	Director	December 18, 2025
Sigmund L. Cornelius

/s/ Lisa A. Davis	Director	December 18, 2025
Lisa A. Davis

/s/ Gregory J. Hayes	Director	December 18, 2025
Gregory J. Hayes

/s/ A. Nigel Hearne	Director	December 18, 2025
A. Nigel Hearne

/s/ Michael A. Heim	Director	December 18, 2025
Michael A. Heim

/s/ Charles M. Holley	Director	December 18, 2025
Charles M. Holley

/s/ Robert W. Pease	Director	December 18, 2025
Robert W. Pease

/s/ Grace Puma	Director	December 18, 2025
Grace Puma

/s/ Denise R. Singleton	Director	December 18, 2025
Denise R. Singleton

/s/ Douglas T. Terreson	Director	December 18, 2025
Douglas T. Terreson

/s/ Glenn F. Tilton	Director	December 18, 2025
Glenn F. Tilton

/s/ Marna C. Whittington	Director	December 18, 2025
Marna C. Whittington